Exhibit 99.1

FTE Networks, Inc. Appoints Brad Mitchell to its Board of Directors

NAPLES, FL (February 8, 2016) - FTE Networks, Inc. (OTC Pink: FTNW) ("FTE" or the "Company"), a leading networking infrastructure service solutions provider in the technology and telecommunications vertical, is pleased to announce the appointment of Brad Mitchell to the Company’s Board of Directors.

Brad Mitchell (56) currently serves as President of TelePacific Communications - Texas, and is responsible for TelePacific’s operations across the state of Texas. Mr. Mitchell brings a unique combination of knowledge and wide-ranging telecommunications industry experience gained in both the venture capital and established industry leader arenas. Mitchell returned to TelePacific after previously serving as Senior Vice President - Field Operations, and was instrumental in creating TelePacific’s customer-centric structure by leading the TelePacific’s sales operations during TelePacific’s early years.

Prior to TelePacific, Mr. Mitchell served as Area Vice President at Sprint PCS, where he launched and operated several markets in the southeast, including New Orleans and Atlanta. More recently, he served as Executive Vice President of Cable & Wireless’ International Accounts and also built a highly successful retail franchise operation. Mitchell earned a degree in Business Administration from Oglethorpe University in Atlanta.

On behalf of the entire Board of FTE Networks, Michael Palleschi, FTE Networks Chairman and Chief Executive Officer, proudly welcomes Mr. Brad Mitchell to the Board noting that "the addition of Brad will add significant depth and breadth of proven business experience and leadership to FTE and is a strong complement to our existing Directors. We are thrilled to have Brad join our board."

About FTE Networks, Inc.

FTE Networks, Inc., and its wholly owned subsidiaries, is a leading international networking infrastructure service solutions company. We design, build, and support telecommunications and technology systems and infrastructure services for Fortune 500 companies operating four (4) industry segments: Data Center Infrastructure, Fiber Optics, Wireless Integration, and Surveillance & Security. FTE Networks is headquartered in Naples, Florida, with offices throughout the United States and Europe.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Company Contact Details:

FTE Networks, Inc.

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 23108

(877) 850-4308

Email: ir@ftenet.com

Investor Relations Contact:

Porter, LeVay & Rose

Michael Porter or Matthew Abenante

(212) 564-4700

Email: matthew@plrinvest.com

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